Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2005 relating to the financial statements and financial statement schedule of Analogic Corporation, which appears in Analogic Corporation’s Annual Report on Form 10-K for the year ended July 31, 2004.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 12, 2005